Exhibit 99.1

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
January 27, 2012	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Reports Net Income of $4.8 million for the 4th Quarter of 2011;

Declares Quarterly Cash Dividend

COLUMBIA, S.C.—January 27, 2012—SCBT Financial Corporation (NASDAQ: SCBT), the holding company for SCBT, National Association, today released its unaudited results of operations and other financial information for the three-month period and year ended December 31, 2011.  Highlights during 2011 include:

•                  Net income of $4.8 million, or $0.35 diluted EPS, in 4Q 2011 compared to $0.6 million, or $0.04 diluted EPS, in 4Q 2010

•                  Completed the BankMeridian integration during the quarter

•                  Core deposit growth, excluding CDs and the Habersham Bank (HB) and BankMeridian (BM) acquisitions, up $68.9 million; 13.0% annualized growth for 4Q 2011

•                  Return on average tangible equity was 6.76% annualized 4Q 2011 compared to 1.40% 4Q 2010

•                  Non-acquired allowance for loan losses:  $49.4 million, or 2.00% of total non-acquired loans; compared to $47.5 million, or 2.07% one year ago

•                  Legacy net charge-offs — decreased to 1.08% annualized for 4Q 2011, excluding acquired loans, compared to 1.71% annualized for 4Q 2010;

•                  Non-performing Assets (NPAs):  2.44% of total assets; 3.82% of loans and repossessed assets, excluding acquired assets

Quarterly Cash Dividend

The Board of Directors of SCBT has declared a quarterly cash dividend of $0.17 per share payable on its common stock.  This per share amount is equal to the dividend paid in the immediately preceding quarter and will be payable on February 24, 2012 to shareholders of record as of February 17, 2012.

Fourth Quarter 2011 vs. 2010 Results of Operations

Please refer to the accompanying tables for detailed comparative data on results of operations and financial results.

The Company reported consolidated net income of $4.8 million, or $0.35 per diluted share for the three months ended December 31, 2011 compared to consolidated net income of $559,000, or $0.04 per diluted share for the fourth quarter of 2010.  This $4.3 million increase was the net result of the following items:

•                  Improved net interest income of $8.1 million due primarily to the improved yields on acquired loans and reduced interest expense in both deposits and other borrowings;

•                  Improved provision for loan losses which decreased by $3.6 million over the comparable quarter for the non-acquired loan portfolio;

•                  Decrease in non-interest income of $3.6 million, primarily due to the negative accretion on the CBT indemnification asset compared to positive accretion in 2010;

•                  Increase in non-interest expenses of $2.8 million, with $2.0 million increase related to OREO and loan related expenses; $425,000 increase in salaries and employee benefits; $358,000 increase in information services expense; and $338,000 increase in merger related expenses; offset by a $682,000 decline in advertising and marketing expense;

•                  Increase in the provision for income taxes of $1.1 million, from an improvement of $5.3 million in pre-tax income.

“2011 was a solid year with continued improvement in many areas.  We added 20,000 new checking account customers, experienced significant organic and M&A growth, and strong fee income in all lines of business,” said Robert R. Hill, Jr., president and CEO.  “We also improved expenses as a result of a number of branch consolidations and the integration of our acquired banks.  2012 offers continued opportunities to grow, operate more efficiently, and improve our credit costs as the economy improves.”

Selected Ratios and Capital

The Company’s annualized return on average assets (ROAA) for the fourth quarter increased to 0.49% compared to 0.06% for the fourth quarter of 2010, and decreased from 1.04% for the third quarter of 2011.  Total average shareholders’ equity at December 31, 2011 was $382.9 million, an increase of $2.0 million, or 0.52% from September 30, 2011.  Annualized return on average equity (ROAE) for the quarter was 5.00%, up from 0.66% for the fourth quarter of 2010.  Annualized return on average tangible equity (ROATE) for the fourth quarter increased to 6.76% from 1.40% for the comparable period in the prior year, and decreased from 13.83% in the third quarter of 2011.  The third quarter of 2011 included the pre-tax BM gain on acquisition of $11.0 million, which drove the ROATE in the third quarter.

The Company’s book value per share and tangible book value per share decreased from September 30, 2011 by $0.07 and $0.02 per share to $27.19 and $21.89 per share for the year ended December 31, 2011.  Capital remained relatively flat from the end of the third quarter to year end.  While the Company increased capital through net income, this was offset by an accumulated other comprehensive loss related to a net increase in pension plan liability.  The increase (change) in the pension plan liability does not impact bank regulatory capital.

The total risk-based capital ratio improved by 7 basis points from the third quarter of 2011, due primarily to the increase in total risk-based capital from quarterly earnings, and a rather small increase in total risk-weighted asset base.  Tier 1 leverage ratio increased by 8 basis points for the quarter.  The Company’s capital positions remain “well-capitalized” by all measures at December 31, 2011.

“During 2011, we closed on two FDIC-assisted transactions and the recognized pre-tax gains totaled $16.5 million,” said John C. Pollok, COO.  “We fully integrated both of these transactions and are now poised to complete the acquisition and integration of Peoples Bancorporation, Inc., in the second quarter of 2012.  Our tangible book value per share increased 8.8% during 2011 from $20.12 per share to $21.89 per share.  Our risk-based capital ratios remain strong and increased over the prior year, as Tier 1 capital is estimated to be 9.1% and total risk-based capital is estimated to be 15.2% at December 31, 2011.”

Loans and Deposits

The Company’s total loans increased 9.8%, or $255.5 million, since the fourth quarter of 2010, driven primarily by increases in commercial and consumer owner-occupied categories and consumer non real estate.  Acquired loans increased by $81.2 million from the fourth quarter of 2010, due to the HB and

BM acquisition during 2011.  Acquired loans were $402.2 million at the end of 2011 compared to $321.0 million in 2010.  Total non-acquired loans outstanding were $2.5 billion at December 31, 2011, compared to $2.3 billion at December 31, 2010.  The balance of mortgage loans held for sale increased $3.1 million from December 31, 2010, and was flat from September 30, 2011 totaling $45.8 million at December 31, 2011.

Core deposits, which exclude all certificates of deposit (CDs) increased 8.1%, or $46.5 million, for the quarter, and $476.8 million, or 25.5%, for the year.  Total deposits increased in all categories, except CDs, compared to the fourth quarter of 2010 by an overall $250.3 million, or 8.3%, primarily due to the FDIC-assisted acquisition of HB and BM which accounted for $263.1 million of this increase.  Without the impact of these acquisitions, total deposits declined by $12.8 million due to the large decline in time deposits of $327.0 million over the past year.  Total deposits decreased by $33.2 million, or 4.0% annualized, from the end of the third quarter of 2011.  Core deposits, excluding the HB and BM acquisition, increased by $68.9 million, or 13.0% annualized during the fourth quarter of 2011. Time deposits continue to decline as expected, by $58 million during the fourth quarter (without the impact of the acquisitions), as the Company continues to monitor and adjust rates paid on all deposit products as part of its strategy to manage its net interest margin.  Total deposits outstanding at the end of the fourth quarter of 2011 were $3.3 billion, compared to $3.3 billion at the end of the third quarter 2011 and compared to $3.0 billion at the end of the fourth quarter of 2010.

Asset Quality

Annualized net charge-offs within the non-acquired loan portfolio decreased to 1.08% from 1.16% experienced in the third quarter of 2011, and decreased from 1.71% experienced in the fourth quarter of 2010.  During the fourth quarter, non-performing assets (NPAs) as a percentage of non-acquired loans and repossessed assets increased to 3.82% compared to 3.74% one year ago and decreased from 3.87% for the third quarter of 2011.  NPAs, excluding acquired assets to total assets at December 31, 2011 were 2.44%, compared to 2.41% at the end of the fourth quarter in 2010 and 2.44% at the end of the third quarter 2011.  The level of NPAs, excluding acquired assets, continues to reflect pressure within the real estate market primarily in the coastal markets.  Other real estate owned (“OREO”) decreased by $4.6 million from the 3rd quarter of 2011 and increased by $758,000 from the fourth quarter of 2010, excluding covered OREO.  During the fourth quarter, the Company wrote down numerous properties throughout South Carolina by a total of $2.6 million.  Non-performing loans (including accruing loans past due 90 days or more) increased $3.5 million from the third quarter of 2011, excluding acquired loans, and increased by $7.8 million from the end of the fourth quarter in 2010.  Non-acquired loans 30-89 days past due increased $864,000 from the third quarter of 2011, and decreased $3.7 million from the fourth quarter of 2010, or 28.6% to $9.2 million.

At December 31, 2011, nonperforming loans, excluding acquired loans, totaled $76.9 million, representing 3.11% of period-end non-acquired loans.  The allowance for loan losses, excluding acquired loans, at December 31, 2011 was $49.4 million and represented 2.00% of total period-end loans, excluding acquired loans.  The current allowance for loan losses provides .64 times coverage of period-end nonperforming loans, excluding acquired loans, down from the third quarter 2011 level of .67 times coverage.  In the fourth quarter, net charge-offs were $6.7 million, or an annualized 1.08% of average loans, excluding acquired loans, compared to $9.8 million, or 1.71% in the same period of 2010 and $7.2 million, or 1.16% in the 3rd quarter.  The provision for loan losses, excluding any provision for loan losses related to acquired loans; was $7.0 million for the fourth quarter of 2011 compared to $10.7 million for the comparable quarter one year ago, and $8.1 million in the third quarter of 2011.

Net Interest Income and Margin

Non-taxable equivalent net interest income (before provision for loan losses) was $39.9 million for the fourth quarter of 2011, up 25.5% from $31.8 million in the comparable period last year.  Taxable-equivalent net interest margin increased 71 basis points from the fourth quarter of 2010 and decreased 17 basis points from the third quarter of 2011 to 4.78%.  The net interest margin improved due to the improvement in cash flows and accretable yield related to the CBT acquired loan portfolio from the first quarter of 2011. The improved yield on acquired loans was substantially offset by the negative accretion on the indemnification asset recognized in noninterest income, from reduced cash flows under the LSA.  Improvement also came from a continued reduction in interest rates in all categories of deposits.  The Company’s core deposits represent 72% of total deposits compared to 62% one year ago, and 70% at the end of the third quarter.  Time deposits were the largest decline in funding cost as the rate decreased 72 basis points and $2.6 million in the fourth quarter of 2011 compared to the fourth quarter of 2010.  During the fourth quarter of 2011, SCBT non-acquired loan portfolio average rate decreased 59 basis points to 4.89% due to the continued low interest rate environment compared to 5.48% in 2010.

The decline in the net interest margin of 17 basis points compared to the third quarter of 2011 was primarily the result of a decrease in the yield of acquired loans and non-acquired loans totaling 26 basis points.  The decline in the non-acquired portfolio was 7 basis points and the acquired loan portfolio declined 122 basis points.  This was the result of the lower yielding BM acquired loan portfolio that was included for the full fourth quarter vs. two-thirds in the third quarter.  In addition, the CBT acquired loan portfolio, which has a higher yield, now represents 50% of the total acquired loan balance compared to 60% in the third quarter.

The Company’s average yield on interest-earning assets increased 17 basis points, while the average rate on interest-bearing liabilities decreased 59 basis points from the fourth quarter of 2010.  During the fourth quarter of 2011, the Company’s average total assets increased by $290.7 million to $3.9 billion, a 7.9% increase over the fourth quarter of 2010.  The increase reflected a $234.7 million increase in average total loans to $2.9 billion from the fourth quarter of 2010, the result of the FDIC-assisted acquisition of HB during the first quarter, BM during the third quarter and solid organic loan growth for the full year of $174.4 million, or 7.6%.  Average investment securities were $317.9 million at December 31, 2011, or a 26.2% increase from the $252.0 million balance at December 31, 2010.  The increase from the average balance at September 30, 2011 of $304.6 million was $13.3 million due to having a full quarter of the securities from the BM acquisition.  The growth in average total assets was supported by growth in average total deposits of $246.7 million, an increase of 8.1% from the fourth quarter of 2010, which has come from the FDIC-assisted acquisition of HB and BM, and strong core deposit growth throughout SCBT.

Noninterest Income and Expense

Noninterest income was $9.7 million for the fourth quarter of 2011 compared to $13.3 million for the fourth quarter of 2010, a decrease of $3.6 million, or 27.1%, due primarily to the negative accretion on the indemnification asset related to CBT covered assets. The negative accretion resulted from the reduction of expected cash flows of this asset related to certain pools of CBT acquired loans which had improved estimated cash flows during the first and second quarters of 2011.  This decrease was offset by an increase in bankcard services income of $594,000, or 24.3%.

Other increases in noninterest income include increased service charges on deposit accounts of $406,000, or 7.3%; increased trust and investment service income of $156,000, or 14.4% and increased other income of $179,000, or 42.6%.  These were offset by a decline in mortgage banking income of

$577,000, of 22.9%, due to pricing volatility on secondary market sales; and a decline in securities gains (losses) of $287,000.

Compared to the third quarter of 2011, noninterest income, excluding the gain from the BM acquisition and securities gains and losses, was down by $202,000.  Mortgage banking income declined $399,000, for the reasons noted above.  Trust and investment services income were down $216,000.  These were offset by lower negative accretion on the FDIC indemnification asset by $429,000.

Noninterest expense was $36.5 million in the fourth quarter of 2011, an 8.3% or $2.8 million increase from $33.7 million in the fourth quarter of 2010.  OREO and loan related expenses increased by $2.0 million, or 70.6%.  This increase was the result of an increase in the amount of OREO expense related to covered assets, including write downs.  OREO write downs of uncovered OREO remained elevated at $2.7 million.  Salaries and benefits increased $425,000, or 2.6%; information services expense increased by $358,000, or 14.6%; merger-related costs increased by $338,000; and furniture and equipment expense increased by $218,000, or 10.9%, compared to the fourth quarter of 2010.  Offsetting the increases was a decline in FDIC assessment and other regulatory charges by $399,000 due to lower assessment factors; a decrease in advertising and marketing by $682,000; and a decline in professional fees of $216,000.

Compared to the third quarter of 2011 noninterest expense decreased by $610,000.  The decrease was supported by a reduction in merger related expense of $1.2 million or 74.5% and a decrease in salaries and employee benefits of $415,000 or 2.4%.  These decreases were partially offset by an $808,000 increase in OREO and loan related expenses.

FDIC-Assisted Acquisitions — BankMeridian (BM) and Habersham Bank (HB)

On July 29, 2011, SCBT entered into a whole bank with loss-share purchase and assumption agreement (“LSA”) with the FDIC to purchase certain assets and assume the deposits (excluding brokered deposits) and certain liabilities of BM.  The Company acquired assets with a fair value of approximately $215.7 million, including $95.0 million in loans, $35.4 million in investment securities and assumed liabilities with a fair value of approximately $222.2 million, including $200.6 million of deposits.  In addition, the Company received cash from the FDIC totaling approximately $17.1 million, which included the negative bid of $30.8 million.

Since acquisition, deposits and funding sources have been intentionally reduced by approximately $150.0 million from BM, including $20.0 million in FHLB advances and deposit runoff approaching $130.0 million.

In connection with the BM and HB acquisition, SCBT also entered into loss sharing agreements with the FDIC.  Pursuant to the terms of these loss sharing agreements, the FDIC’s obligation to reimburse SCBT for losses with respect to certain loans and foreclosed real estate purchased (“covered assets” or “covered loans”), begins with the first dollar of loss incurred.  The FDIC has agreed to reimburse SCBT for 80% of the losses incurred.  Gains and recoveries on covered assets will offset losses, or be paid to the FDIC, at the applicable loss share percentage of 80% at the time of recovery.

All assets acquired and liabilities assumed are recorded at estimated fair value on the date of acquisition.  These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values may become available.  The Company and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Company.  In terms of banking offices, three locations were assumed, and one has been consolidated in Columbia, and the other two will remain banking offices and the legacy SCBT locations were consolidated into these two offices in November.

On February 18, 2011, SCBT entered into a whole bank with loss-share purchase and assumption agreement (“LSA”) with the FDIC to purchase certain assets and assume the deposits (excluding brokered deposits) and certain liabilities of HB.  The Company acquired assets with a fair value of approximately $328.6 million, including $127.5 million in loans, and assumed liabilities with a fair value of approximately $381.5 million, including $340.6 million of deposits.  In addition, the Company received cash from the FDIC totaling approximately $59.4 million, which included the negative bid of $38.3 million.

All assets acquired and liabilities assumed were recorded at fair value on the date of acquisition, and there have been no adjustments or changes to the initial fair values related to the HB acquisition.  The purchase accounting adjustments and the loss sharing arrangement with the FDIC will significantly impact the effects of the acquired entity on the ongoing operations of the Company.

***************

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina; NCBT, a division of SCBT, N.A., and Community Bank & Trust, a division of SCBT, N.A.  Providing financial services for over 77 years, SCBT Financial Corporation operates 68 locations in 16 South Carolina counties, 10 north Georgia counties, and Mecklenburg County in North Carolina.  Named in Forbes as one of the 100 Most Trustworthy Companies in America for more than 60 months, SCBT Financial Corporation has assets of approximately $3.9 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

-----

SCBT Financial Corporation will hold a conference call on January 27th at 11 a.m. Eastern Time where management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 866-328-3013.  The number for international participants is 914-495-8535.  The conference ID number is 39655529.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SCBTonline.com.  A replay will be available beginning January 27th by 2:00 pm Eastern Time until 11:59 p.m. on February 10th.  To listen to the replay, dial 855-859-2056 or 404-537-3406.  The passcode is 39655529.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.  Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement between SCBT and Peoples Bancorporation; (2) the outcome of any legal proceedings that may be instituted against SCBT or Peoples Bancorporation; (3) the inability to complete the transactions contemplated by the definitive merger agreement due to the failure to satisfy each transaction’s respective conditions to completion, including the receipt of regulatory approval; (4) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (5) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (6) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (7) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (8) transaction risk arising from problems with service or product delivery; (9) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (10) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (11) reputation risk that adversely affects earnings or capital arising from negative public opinion; (12) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (13) economic downturn risk resulting in deterioration in the credit markets; (14) greater than expected non-interest expenses; (15) excessive loan losses; (16) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of acquisitions, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (17) the risks of fluctuations in market prices for SCBT stock that may or may not reflect economic condition or performance of SCBT; (18) the payment of dividends on SCBT is subject to regulatory supervision as well as the discretion of the SCBT board of directors; and (19) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Fourth
	Three Months Ended					Quarter	Twelve Months Ended		YTD
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010	December 31,		2011 - 2010
	2011	2011	2011	2011	2010	% Change	2011	2010	% Change
EARNINGS SUMMARY (non tax equivalent)
Interest income	$43,825	$45,307	$43,331	$39,255	$39,789	10.1%	$171,718	$155,354	10.5%
Interest expense	3,900	4,627	5,330	6,409	7,974	-51.1%	20,266	32,737	-38.1%
Net interest income	39,925	40,680	38,001	32,846	31,815	25.5%	151,452	122,617	23.5%
Provision for loan losses (1)	7,057	8,323	4,215	10,641	10,667	-33.8%	30,236	54,282	-44.3%
Noninterest income	9,663	20,791	8,792	15,873	13,256	-27.1%	55,119	137,735	-60.0%
Noninterest expense	36,548	37,158	35,048	34,224	33,746	8.3%	142,978	125,242	14.2%
Income before provision for income taxes	5,983	15,990	7,530	3,854	658	810.0%	33,357	80,828	-58.7%
Provision for income taxes	1,154	5,658	2,612	1,338	99	1065.7%	10,762	28,946	-62.8%
Net income	$4,829	$10,332	$4,918	$2,516	$559	764.6%	$22,595	$51,882	-56.4%

Basic weighted-average common shares	13,845,444	13,818,012	13,805,428	13,184,572	12,632,368	9.6%	13,676,743	12,617,777	8.4%
Diluted weighted-average common shares	13,914,814	13,883,897	13,885,921	13,272,765	12,727,590	9.3%	13,750,973	12,720,397	8.1%

Earnings per share - Basic	$0.35	$0.75	$0.36	$0.19	$0.04	775.0%	$1.65	$4.11	-59.9%
Earnings per share - Diluted	0.35	0.74	0.35	0.19	0.04	775.0%	1.63	4.08	-60.0%

Cash dividends declared per share	$0.17	$0.17	$0.17	$0.17	$0.17	0.0%	$0.68	$0.68	0.0%
Dividend payout ratio (2)	23.07%	48.39%	94.45%	424.00%	121.60%	-81.0%	51.92%	16.43%	216.0%

Operating Earnings (non-GAAP) (3)
Net income (GAAP)	$4,829	$10,332	$4,918	$2,516	$559	764.6%	$22,595	$51,882	-56.4%
Gains on acquisitions, net of tax	—	(6,806)	—	(3,420)	—		(10,226)	(62,452)
Other-than-temporary impairment (OTTI), net of tax	—	—	—	—	—		—	4,447	-100.0%
Merger-related expense, net of tax	327	1,102	390	398	56		2,217	3,734
Termination of group insurance	—	—	—	—	893		—	893
FHLB advances prepayment penalty, net of tax	—	—	—	—	—		—	2,031
Net operating earnings (loss) (non-GAAP)	$5,156	$4,628	$5,308	$(506)	$1,508	242.0%	$14,586	$535	2626.4%

Operating earnings (loss) per share - Basic	$0.37	$0.33	$0.38	$(0.04)	$0.12	208.3%	$1.04	$0.04	2500.0%
Operating earnings (loss) per share - Diluted	0.37	0.33	0.38	(0.04)	0.12	208.3%	$1.04	0.04	2500.0%

						Fourth
	AVERAGE for Quarter Ended					Quarter	AVERAGE for Twelve Months		YTD
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010	December 31,	December 31,	2011 - 2010
	2011	2011	2011	2011	2010	% Change	2011	2010	% Change
BALANCE SHEET HIGHLIGHTS
Loans held for sale	$52,743	$21,331	$13,385	$19,271	$45,507	15.9%	$26,760	$27,197	-1.6%
Acquired loans, net of allowance for acquired loan losses (14) (15)	386,713	400,651	370,468	357,340	347,955	11.1%	379,678	369,996	2.6%
Non-acquired loans	2,467,363	2,444,185	2,366,905	2,310,586	2,271,470	8.6%	2,397,821	2,224,397	7.8%
Total loans (1)	2,854,076	2,844,836	2,737,373	2,667,926	2,619,425	9.0%	2,777,499	2,594,393	7.1%
FDIC receivable for loss share agreements	267,904	304,089	290,768	237,681	227,512	17.8%	278,164	239,397	16.2%
Total investment securities	317,940	304,642	236,798	247,984	252,016	26.2%	277,191	280,438	-1.2%
Intangible assets	74,601	74,960	75,106	73,064	72,813	2.5%	74,425	72,752	2.3%
Earning assets (14) (15)	3,346,444	3,319,083	3,302,888	3,227,130	3,135,383	6.7%	3,283,741	3,102,155	5.9%
Total assets	3,947,773	3,935,427	3,936,572	3,797,529	3,657,070	7.9%	3,904,363	3,617,590	7.9%
Noninterest-bearing deposits	675,998	636,883	610,109	539,313	494,521	36.7%	615,956	465,698	32.3%
Interest-bearing deposits	2,614,304	2,641,606	2,658,638	2,611,206	2,549,046	2.6%	2,631,556	2,488,906	5.7%
Total deposits	3,290,302	3,278,489	3,268,747	3,150,519	3,043,567	8.1%	3,247,512	2,954,604	9.9%
Federal funds purchased and repurchase agreements	194,427	195,777	224,163	226,519	193,167	0.7%	210,098	214,096	-1.9%
Other borrowings	46,774	47,272	46,379	48,848	56,768	-17.6%	47,239	81,822	-42.3%
Shareholders’ equity	382,909	380,933	369,019	347,176	334,676	14.4%	370,112	335,853	10.2%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

						Fourth
	ENDING Balance					Quarter
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010
	2011	2011	2011	2011	2010	% Change
BALANCE SHEET HIGHLIGHTS
Loans held for sale	$45,809	$45,870	$17,956	$10,755	$42,704	7.3%
Acquired loans (14)	402,201	435,793	379,341	417,796	321,038	25.3%
Non-acquired loans	2,470,565	2,461,613	2,405,613	2,348,309	2,296,200	7.6%
Total loans (1)	2,872,766	2,897,406	2,784,954	2,766,105	2,617,238	9.8%
FDIC receivable for loss share agreements	262,651	274,658	299,200	303,795	212,103	23.8%
Total investment securities	324,056	321,047	249,483	233,207	237,912	36.2%
Intangible assets	74,426	74,949	74,915	75,421	72,605	2.5%
Allowance for acquired loan losses (14)	(31,620)	(29,870)	(25,545)	(25,833)	—
Allowance for non-acquired loan losses (1)	(49,367)	(49,110)	(48,180)	(48,164)	(47,512)	3.9%
Premises and equipment	94,250	90,020	90,529	87,326	87,381	7.9%
Total assets	3,896,557	3,935,518	3,839,935	3,962,866	3,594,791	8.4%
Noninterest-bearing deposits	658,454	653,923	598,112	606,135	484,838	35.8%
Interest-bearing deposits	2,596,018	2,633,729	2,607,716	2,713,415	2,519,310	3.0%
Total deposits	3,254,472	3,287,652	3,205,828	3,319,550	3,004,148	8.3%
Federal funds purchased and repurchase agreements	180,436	184,403	187,550	206,560	191,017	-5.5%
Other borrowings	46,683	46,955	46,275	46,587	46,978	-0.6%
Total liabilities	3,514,777	3,553,796	3,468,830	3,596,816	3,264,834	7.7%
Shareholders’ equity	381,780	381,722	371,105	366,050	329,957	15.7%

Common shares issued and outstanding	14,039,422	14,004,372	13,987,686	13,958,824	12,793,823	9.7%

						Fourth
						Quarter
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010
	2011	2011	2011	2011	2010	% Change
NONPERFORMING ASSETS (ENDING BALANCE)
Non-acquired
Non-acquired nonaccrual loans	$64,170	$61,163	$57,806	$58,870	$62,661	2.4%
Restructured loans	11,807	11,698	10,880	11,168	6,365	85.5%
Other real estate owned (“OREO”) not covered under FDIC loss share agreements	18,022	22,686	24,900	19,816	17,264	4.4%
Accruing loans past due 90 days or more	926	495	94	339	118	684.7%
Other nonperforming assets	24	24	50	575	50	-52.0%
Total non-acquired nonperforming assets	94,949	96,066	93,730	90,768	86,458	9.8%
Acquired (13)
Acquired nonaccrual loans	—	—	—	—	—
OREO covered under FDIC loss share agreements	65,849	79,739	74,591	77,286	69,317	-5.0%
Acquired accruing loans past due 90 days or more	—	—	—	—	—
Other nonperforming assets	251	347	408	308	19
Total acquired nonperforming assets	66,100	80,086	74,999	77,594	69,336	-4.7%
Total nonperforming assets	$161,049	$176,152	$168,729	$168,362	$155,794	3.4%

Excluding Acquired Assets
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	3.82%	3.87%	3.86%	3.83%	3.74%
Total nonperforming assets as a percentage of total assets (5)	2.44%	2.44%	2.44%	2.29%	2.41%
NPLs as a percentage of period end non-acquired loans	3.11%	2.98%	2.86%	3.00%	3.01%
Non-acquired loans 30-89 Day Past Due	$9,235	$8,371	$11,451	$12,368	$12,939	-28.6%
Including Acquired Assets
Total nonperforming assets as a percentage of total loans and repossessed assets (1) (4)	5.45%	5.91%	5.87%	5.88%	5.76%
Total nonperforming assets as a percentage of total assets	4.13%	4.48%	4.39%	4.25%	4.33%
NPLs as a percentage of period end loans	2.68%	2.55%	2.48%	2.54%	2.64%

CLASSIFIED ASSETS (ENDING BALANCE) (11)
Classified loans	$166,383	$157,569	$163,856	$166,722	$171,831	-3.2%
OREO and other nonperforming assets	18,046	22,710	24,950	20,391	17,314	4.2%
Total classified assets	$184,429	$180,279	$188,806	$187,113	$189,145	-2.5%

Tier 1 capital and non-acquired allowance for loan losses	$402,470	$398,231	$388,659	$384,706	$351,628	14.5%
Classified assets as a percentage of Tier 1 capital and non-acquired allowance for loan losses	45.82%	45.27%	48.58%	48.64%	53.79%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Quarter Ended					Fourth Quarter	Twelve Months Ended		YTD
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010	December 31,	December 31,	2011 - 2010
	2011	2011	2011	2011	2010	% Change	2011	2010	% Change
ALLOWANCE FOR LOAN LOSSES (1)
Non-acquired Loans:
Balance at beginning of period	$49,110	$48,180	$48,164	$47,512	$46,657	5.3%	$47,512	$37,488	26.7%
Loans charged off	(6,846)	(7,426)	(4,574)	(9,200)	(10,106)	-32.3%	(28,046)	(45,425)	-38.3%
Overdrafts charged off	(413)	(432)	(196)	(122)	(316)	30.7%	(1,163)	(1,392)	-16.5%
Loan recoveries	409	569	454	456	507	-19.3%	1,888	2,058	-8.3%
Overdraft recoveries	138	112	103	169	103	34.0%	522	501	4.2%
Net charge-offs	(6,712)	(7,177)	(4,213)	(8,697)	(9,812)	-31.6%	(26,799)	(44,258)	-39.4%
Provision for loan losses on non-acquired loans	6,969	8,107	4,229	9,349	10,667	-34.7%	28,654	54,282	-47.2%
Balance at end of period, non-acquired loans	49,367	49,110	48,180	48,164	47,512	3.9%	49,367	47,512	3.9%
Acquired Loans:
Balance at beginning of period	29,870	25,545	25,833	—	—		—	—
Loans charged off (14)	—	—	—	—	—		—	—
Loan recoveries (14)	—	—	—	—	—		—	—
Net charge-offs	—	—	—	—	—		—	—
Provision for loan losses on acquired loans:
Provision for loan losses before benefit attributable to FDIC loss share agreements	1,750	4,325	(288)	25,833	—		31,620	—
Benefit attributable to FDIC loss share agreements	(1,663)	(4,109)	274	(24,541)	—		(30,039)	—
Net provision for loan losses on acquired loans	87	216	(14)	1,292	—		1,581	—
Provision for loan losses recorded through the FDIC loss share receivable	1,663	4,109	(274)	24,541	—		30,039	—
Balance at end of period, acquired loans	31,620	29,870	25,545	25,833	—		31,620	—
Balance at end of period, total allowance for loan losses	$80,987	$78,980	$73,725	$73,997	$47,512	70.5%	$80,987	$47,512	70.5%

Total provision for loan losses charged to operations	$7,057	$8,323	$4,215	$10,641	$10,667		$30,236	$54,282
Allowance for loan losses as a percentage of total loans (1) (6)	2.00%	2.00%	2.00%	2.05%	2.07%		2.00%	2.07%
Allowance for loan losses as a percentage of total loans, including acquired (1)	2.82%	2.73%	2.65%	2.68%	1.82%		2.82%	1.82%
Allowance for loan losses as a percentage of nonperforming loans (6)	64.19%	66.95%	70.05%	68.44%	68.71%		64.19%	68.71%
Net charge-offs as a percentage of average loans (annualized) (1) (6)	1.08%	1.16%	0.71%	1.53%	1.71%		1.12%	1.99%

						Fourth
						Quarter
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010
	2011	2011	2011	2011	2010	% Change
LOAN PORTFOLIO (ENDING balance) (1)
Acquired loans (14)	$402,201	$435,793	$379,341	$417,796	$321,038	25.3%
Non-acquired loans:
Commercial non-owner occupied real estate:
Construction and land development	310,845	316,072	338,288	370,442	391,987	-20.7%
Commercial non-owner occupied	299,698	304,616	306,698	332,773	320,203	-6.4%
Total commercial non-owner occupied real estate	610,543	620,688	644,986	703,215	712,190	-14.3%
Consumer real estate:
Consumer owner occupied	391,529	394,205	367,910	339,948	325,470	20.3%
Home equity loans	264,986	264,588	263,667	263,331	263,961	0.4%
Total consumer real estate	656,515	658,793	631,577	603,279	589,431	11.4%
Commercial owner occupied real estate	742,890	719,791	669,224	606,795	578,587	28.4%
Commercial and industrial	220,454	216,573	215,901	206,348	202,987	8.6%
Other income producing property	140,693	142,325	133,152	131,909	124,431	13.1%
Consumer non real estate	85,342	84,972	80,072	73,464	67,768	25.9%
Other	14,128	18,471	30,701	23,299	20,806	-32.1%
Total non-acquired loans	2,470,565	2,461,613	2,405,613	2,348,309	2,296,200	7.6%
Total loans (net of unearned income) (1)	$2,872,766	$2,897,406	$2,784,954	$2,766,105	$2,617,238	9.8%

Loans held for sale	$45,809	$45,870	$17,956	$10,755	$42,704	7.3%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands, except per share data)

	Quarter Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2011	2011	2011	2011	2010	2011	2010
SELECTED RATIOS

Return on average assets (annualized)	0.49%	1.04%	0.50%	0.27%	0.06%	0.58%	1.43%

Return on average equity (annualized)	5.00%	10.76%	5.35%	2.94%	0.66%	6.10%	15.45%

Return on average tangible equity (annualized) (non-GAAP) (10)	6.76%	13.83%	7.16%	4.15%	1.40%	8.10%	20.12%

Net interest margin (tax equivalent) (14) (15)	4.78%	4.95%	4.70%	4.18%	4.07%	4.66%	4.00%

Efficiency ratio (tax equivalent) (7)	73.09%	59.97%	74.33%	70.17%	74.77%	68.77%	46.68%

Book value per common share	$27.19	$27.26	$26.53	$26.22	$25.79

Tangible book value per common share (non-GAAP) (10)	$21.89	$21.91	$21.18	$20.82	$20.12

Common shares issued and outstanding	14,039,422	14,004,372	13,987,686	13,958,824	12,793,823

Equity-to-assets	9.80%	9.70%	9.66%	9.24%	9.18%

Tangible equity-to-tangible assets (non-GAAP) (10)	8.04%	7.95%	7.87%	7.48%	7.31%

Tier 1 leverage (9)	9.12%	9.04%	8.82%	9.04%	8.48%

Tier 1 risk-based capital (9)	14.00%	13.92%	13.89%	13.96%	13.34%

Total risk-based capital (9)	15.26%	15.19%	15.15%	15.23%	14.60%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Three Months Ended
	December 31, 2011			December 31, 2010
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$121,685	$143	0.47%	218,435	$310	0.56%
Investment securities (taxable)	292,384	2,020	2.74%	222,531	2,205	3.93%
Investment securities (tax-exempt)	25,556	192	2.98%	29,485	181	2.44%
Loans held for sale	52,743	494	3.72%	45,507	498	4.34%
Acquired loans, net of allowance for acquired loan losses (14) (15)	386,713	10,550	10.82%	347,955	5,220	5.95%
Non-acquired loans (1)	2,467,363	30,426	4.89%	2,271,470	31,375	5.48%
Total interest-earning assets	3,346,444	43,825	5.20%	3,135,383	39,789	5.03%

Noninterest-Earning Assets:
Cash and due from banks	71,956			58,969
Other assets	578,275			508,948
Allowance for non-acquired loan losses (15)	(48,902)			(46,230)
Total noninterest-earning assets	601,329			521,687
Total Assets	$3,947,773			$3,657,070

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,406,033	$1,274	0.36%	$1,172,796	$2,489	0.84%
Savings deposits	264,196	188	0.28%	201,006	219	0.43%
Certificates and other time deposits	944,076	1,760	0.74%	1,175,244	4,311	1.46%
Federal funds purchased and repurchase agreements	194,427	106	0.22%	193,167	140	0.29%
Other borrowings	46,774	572	4.85%	56,768	815	5.70%
Total interest-bearing liabilities	2,855,506	3,900	0.54%	2,798,981	7,974	1.13%

Noninterest-Bearing Liabilities:
Demand deposits	675,998			494,521
Other liabilities	33,360			28,892
Total noninterest-bearing liabilities (“Non-IBL”)	709,358			523,413
Shareholders’ equity	382,909			334,676
Total Non-IBL and shareholders’ equity	1,092,267			858,089
Total liabilities and shareholders’ equity	$3,947,773			$3,657,070

Net interest income and margin (NON-TAX EQUIV.) (14) (15)		$39,925	4.73%		$31,815	4.03%
Net interest margin (TAX EQUIVALENT) (14) (15)			4.78%			4.07%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

	Twelve Months Ended
	December 31, 2011			December 31, 2010
	Average	Interest	Average	Average	Interest	Average
YIELD ANALYSIS	Balance	Earned/Paid	Yield/Rate	Balance	Earned/Paid	Yield/Rate

Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$202,291	$1,018	0.50%	$200,127	$1,023	0.51%
Investment securities (taxable)	249,042	7,641	3.07%	250,270	9,985	3.99%
Investment securities (tax-exempt)	28,149	854	3.03%	30,168	853	2.83%
Loans held for sale	26,760	966	3.61%	27,197	1,190	4.38%
Acquired loans, net of allowance for acquired loan losses (14) (15)	379,678	40,575	10.69%	369,996	20,720	5.60%
Non-acquired loans (1)	2,397,821	120,664	5.03%	2,224,397	121,583	5.47%
Total interest-earning assets	3,283,741	171,718	5.23%	3,102,155	155,354	5.01%

Noninterest-Earning Assets:
Cash and due from banks	78,543			62,249
Other assets	590,084			496,155
Allowance for non-acquired loan losses (15)	(48,005)			(42,969)
Total noninterest-earning assets	620,622			515,435
Total Assets	$3,904,363			$3,617,590

Interest-Bearing Liabilities:
Transaction and money market accounts	$1,325,344	$6,543	0.49%	$1,047,281	$8,395	0.80%
Savings deposits	253,652	906	0.36%	195,252	860	0.44%
Certificates and other time deposits	1,052,560	10,108	0.96%	1,246,375	19,272	1.55%
Federal funds purchased and repurchase agreements	210,098	527	0.25%	214,096	629	0.29%
Other borrowings	47,239	2,182	4.62%	81,822	3,581	4.38%
Total interest-bearing liabilities	2,888,893	20,266	0.70%	2,784,826	32,737	1.18%

Noninterest-Bearing Liabilities:
Demand deposits	615,956			465,698
Other liabilities	29,402			31,213
Total noninterest-bearing liabilities (“Non-IBL”)	645,358			496,911
Shareholders’ equity	370,112			335,853
Total Non-IBL and shareholders’ equity	1,015,470			832,764
Total liabilities and shareholders’ equity	$3,904,363			$3,617,590

Net interest income and margin (NON-TAX EQUIV.) (14) (15)		$151,452	4.61%		$122,617	3.95%
Net interest margin (TAX EQUIVALENT) (14) (15)			4.66%			4.00%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

						Fourth
	Three Months Ended					Quarter	Twelve Months Ended		YTD
	December 31,	September 30,	June 30,	March 31,	December 31,	2011 - 2010	December 31,		2011 - 2010
	2011	2011	2011	2011	2010	% Change	2011	2010	% Change
NONINTEREST INCOME & EXPENSE
Noninterest income:
Gain on acquisition	$—	$11,001	$—	$5,528	$—		16,529	98,081
Service charges on deposit accounts	5,959	6,050	5,615	5,030	5,554	7.3%	22,654	21,342	6.1%
Mortgage banking income	1,942	2,341	1,125	863	2,519	-22.9%	6,271	6,564	-4.5%
Bankcard services income	3,037	2,980	3,045	2,659	2,443	24.3%	11,721	8,987	30.4%
Trust and investment services income	1,237	1,453	1,525	1,249	1,081	14.4%	5,464	4,251	28.5%
Securities gains (losses), net (8)	(25)	(100)	10	323	262	109.5%	208	(6,478)	-103.2%
Accretion (amortization) on FDIC indemnification asset	(3,086)	(3,515)	(3,133)	(401)	977	415.9%	(10,135)	2,443	-514.9%
Other	599	581	605	622	420	42.6%	2,407	2,545	-5.4%
Total noninterest income	$9,663	$20,791	$8,792	$15,873	$13,256	-27.1%	$55,119	$137,735	-60.0%

Noninterest expense:
Salaries and employee benefits	$16,930	$17,345	$18,016	$16,646	$16,505	2.6%	$68,937	$60,795	13.4%
Federal Home Loan Bank advances prepayment fee	—	—	—	—	—		—	3,189
Net occupancy expense	2,309	2,443	2,346	2,576	2,218	4.1%	9,674	8,544	13.2%
Furniture and equipment expense	2,211	2,127	2,181	1,957	1,993	10.9%	8,476	7,530	12.6%
Information services expense	2,817	2,851	2,503	2,341	2,459	14.6%	10,512	9,144	15.0%
FDIC assessment and other regulatory charges	980	859	1,255	1,479	1,379	-28.9%	4,573	5,283	-13.4%
OREO expense and loan related	4,926	4,118	2,777	2,533	2,888	70.6%	14,354	5,304	170.6%
Advertising and marketing	707	824	289	909	1,389	-49.1%	2,729	3,618	-24.6%
Business development and staff related	944	771	873	805	740	27.6%	3,393	3,256	4.2%
Professional fees	162	377	501	433	378	-57.1%	1,473	2,046	-28.0%
Amortization of intangibles	523	517	505	446	432	21.1%	1,991	1,650	20.7%
Merger-related expense	404	1,587	598	609	66		3,198	5,504
Other	3,635	3,339	3,204	3,490	3,299	10.2%	13,668	9,379	45.7%
Total noninterest expense	$36,548	$37,158	$35,048	$34,224	$33,746	8.3%	$142,978	$125,242	14.2%

	Quarter Ended						Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,		December 31,	December 31,
	2011	2011	2011	2011	2010		2011	2010
RECONCILIATION OF NON-GAAP TO GAAP

Pre-tax, Pre-provision Operating Earnings (non-GAAP) (12)
Net income (GAAP)	$4,829	$10,332	$4,918	$2,516	$559	764.6%	$22,595	$51,882	-56.4%
Provision for loan losses (1)	7,057	8,323	4,215	10,641	10,667	-33.8%	30,236	54,282	-44.3%
Provision for income taxes	1,154	5,658	2,612	1,338	99	1065.7%	10,762	28,946	-62.8%
Pre-tax, pre-provision income	13,040	24,313	11,745	14,495	11,325	15.1%	63,593	135,110	-52.9%
Gains on acquisitions	—	(11,001)	—	(5,528)	—		(16,529)	(98,081)
Other-than-temporary impairment (OTTI)	—	—	—	—	—		—	6,740
Merger-related expense	404	1,587	598	609	66		3,198	5,504
Termination of group insurance	—	—	—	—	1,052		—	1,052
FHLB advances prepayment penalty	—	—	—	—	—		—	3,189
Pre-tax, pre-provision operating earnings (non-GAAP)	$13,444	$14,899	$12,343	$9,576	$12,443	8.0%	$50,262	$53,514	-6.1%

Return on Average Tangible Equity (10)
Return on average tangible equity (non-GAAP)	6.76%	13.83%	7.16%	4.15%	1.40%		8.10%	20.12%
Effect to adjust for tangible assets	-1.76%	-3.07%	-1.81%	-1.21%	-0.74%		-2.00%	-4.67%
Return on average equity (GAAP)	5.00%	10.76%	5.35%	2.94%	0.66%		6.10%	15.45%

Tangible Book Value Per Common Share (10)
Tangible book value per common share (non-GAAP)	$21.89	$21.91	$21.18	$20.82	$20.12
Effect to adjust for tangible assets	5.30	5.35	5.35	5.40	5.67
Book value per common share (GAAP)	$27.19	$27.26	$26.53	$26.22	$25.79

Tangible Equity-to-Tangible Assets (10)
Tangible equity-to-tangible assets (non-GAAP)	8.04%	7.95%	7.87%	7.48%	7.31%
Effect to adjust for tangible assets	1.76%	1.75%	1.79%	1.76%	1.87%
Equity-to-assets (GAAP)	9.80%	9.70%	9.66%	9.24%	9.18%

SCBT Financial Corporation

(Unaudited)

(Dollars in thousands)

Notes:

(1) Loan data excludes mortgage loans held for sale.

(2) The Company pays cash dividends on common shares out of earnings generated in the preceding quarter; therefore, the dividend payout ratio is calculated by dividing total dividends paid during the fourth quarter of 2011 by the total net income reported in the third quarter of 2011.

(3) Operating earnings is a non-GAAP measure and excludes the after-tax effect of the gain on acquisition, OTTI, merger-related expense, and the termination fee for the former group insurance plan.  Management believes that non-GAAP operating earnings provides additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  Operating earnings (non-GAAP) excludes the following from net income (GAAP) on an after-tax basis:  (a) pre-tax gains on acquisitions of $11.0 and $5.5 million for the quarters ended September 30, 2011 and March 31, 2011, respectively; (b) pre-tax OTTI of $30,000 for the quarter ended December 31, 2010; (c) pre-tax merger-related expense of $404,000, $1.6 million, $598,000, $609,000, and $66,000, for the quarters ended December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011, and December 31, 2010, respectively;  and (d) group insurance termination fee of $1.1 million for the quarter ended December 31, 2010.

(4) Repossessed assets includes OREO and other nonperforming assets.

(5) Calculated by dividing total non-acquired NPAs by total assets.

(6) Allowance for loan loss data excludes acquired loans.

(7) The efficiency ratio (tax equivalent) would be 72.17% for December 31, 2011 if adjusted by subtracting $404,000 of merger-related expenses from non-interest expense.The efficiency ratio (tax equivalent) would be 69.81% for September 30, 2011 if adjusted by subtracting the $11.0 million gain on acquisition from noninterest income and subtracting merger-related expense of $1.6 million from noninterest expense. The efficiency ratio (tax equivalent) would be 73.06% for June 30, 2011 if adjusted by subtracting merger-related expense of $598,000 from non-interest expense.  The efficiency ratio (tax equivalent) would be 77.73% for March 31, 2011 if adjusted by subtracting the $5.5 million gain on acquisition from noninterest income and subtracting merger-related expense of $609,000 from noninterest expense.  The efficiency ratio (tax equivalent) would be 72.29% for December 31, 2010 if adjusted by subtracting $66,000 of merger-related expenses and the $1.1 million group termination fee from non-interest expense.

(8) If an other-than-temporary impairment charge was recorded during the quarter, the amount would be reflected in the “securities gains (losses), net” line item.

(9) December 31, 2011 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.

(10) The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible return on equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by  industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.  The sections titled “Reconciliation of Non-GAAP to GAAP” provide tables that reconcile non-GAAP measures to GAAP.

(11) Classified asset data excludes acquired assets.

(12) Pre-tax, pre-provision operating earnings is a non-GAAP measure and excludes the effect of the provision for loan losses, the provision for income taxes, the gains on acquisitions, OTTI, merger-related expense, and the termination fee for the former group insurance plan.  Management believes that non-GAAP pre-tax, pre-provision operating earnings provides additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results or financial condition as reported under GAAP.

(13) Acquired loans are not included in non-performing loans because they are part of performing pools of acquired loans.

(14) Acquired loan charge offs and recoveries have been reclassified for all periods presented from the allowance for acquired loan losses to the non-accretable portion of the fair value discount on these acquired loans.  The impact of the reclassification is an increase in acquired loans and in the allowance for acquired loans and a decrease in the net interest margin.  This reclassification has no impact on net income, capital, or total assets for any periods presented.

(15) The average balance of the allowance for acquired loan losses has been reclassified for all periods presented out of other non-interest earning assets up to the average acquired loan balance for purposes of calculating the yield on acquired loans as well as the net interest margin.   The impact of the reclassification is an increase in the net interest margin. This reclassification has no impact on net income, capital, or total assets for any periods presented.